Exhibit 99.1

BioMarin Completes Partial Exchange of Convertible Notes Due 2013 for Common Stock

NOVATO, Calif., Nov. 9, 2010 /PRNewswire via COMTEX/ —

BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) announced today that six holders of its 2.50% Convertible Senior Subordinated Notes due 2013 have agreed to exchange $87.0 million in aggregate principal amount of the notes for approximately 5.25 million shares of the Company’s common stock. The notes represented approximately 50% of the previously outstanding principal amount.

“This partial exchange allows us to reduce the amount of debt on our balance sheet to a level that is more in-line with our cash balance while providing us with more flexibility to reacquire commercial rights to Aldurazyme if the opportunity arises,” said Jean-Jacques Bienaime, Chief Executive Officer of BioMarin. “The increase in stockholders’ equity from the addition of the deferred tax assets to our balance sheet improved our debt-to-equity ratio from 137% in the second quarter of 2010 to 85% in the third quarter of 2010, and the conversion of the notes in this exchange further improved the ratio to 61% on a pro forma basis. Beginning in 2011, this will reduce interest and other costs through maturity by up to $2.6 million annually.”

The Company agreed to make a $10.3 million cash payment to the holders as an inducement to convert the notes. The notes converted into shares of common stock in accordance with the original terms of the notes at a conversion price of approximately $16.58 per share. This payment includes $5.4 million of accrued and future interest payments that will no longer be required. The inducement payment is neither an offer to exchange nor a solicitation of an offer to exchange any of these securities. The exchanges are exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme(R) (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme(R) (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan(R) (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse(TM) (amifampridine phosphate), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Other product candidates include GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in clinical development for the treatment of MPS IVA and PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: expectations regarding the redemption or conversion of a portion of the company’s debt; and the development of its product candidates. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: the trading price of BioMarin’s common stock; results and timing of current and planned clinical trials of its product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Medicines Agency and other regulatory authorities concerning its product candidates; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2009 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin(R), Naglazyme(R) and Kuvan(R) are registered trademarks of BioMarin Pharmaceutical Inc.

Firdapse(TM) is a trademark of BioMarin Huxley Ltd.

Aldurazyme(R) is a registered trademark of BioMarin/Genzyme LLC.

Contact:

Investors

Eugenia Shen

BioMarin Pharmaceutical Inc.

(415) 506-6570